Exhibit 99.1

Excerpts from the Confidential Offering Memorandum and Consent Solicitation
Statement, dated June 27, 2016

Markit U.S. GAAP Adjusted EBITDA Reconciliation

The following table reconciles the most directly comparable GAAP financial measure, Markit’s income from continuing operations (reflecting the impact of adjustments made to Markit’s financial statements presented in accordance with IFRS in order to present them on a basis consistent with IHS’s accounting policies under U.S. GAAP, as well as reclassification to conform Markit’s historical accounting presentations to IHS’s accounting presentations), to Markit’s Adjusted EBITDA for the periods presented.

Adjusted Markit
Three months ended March 31,
2016
(in millions)
Income from continuing operations	$23.4
Income tax expense	10.1
Non-operating expense, net (Finance costs—net)	8.0
Depreciation and amortization	55.9
Acquisition related costs	9.7
Litigation related charges	0.8
Share based compensation and related items	12.9
Other (income)/expense, net	(0.9)
Share of results from joint venture not attributable to EBITDA	(0.9)
Adjusted EBITDA attributable to non-controlling interests	(0.6)
Adjusted EBITDA	$118.7

Capitalization

The following table sets forth (i) the cash and cash equivalents and capitalization as of February 29, 2016 of IHS on a historical basis and (ii) the cash and cash equivalents and capitalization as of February 29, 2016 of IHS Markit on a pro forma as adjusted basis to give effect to (a) the Merger and the other transactions contemplated thereby, (b) the consummation of the Exchange Offer on a full participation basis (assuming that all Existing IHS Notes are validly tendered and not validly withdrawn and accepted for purchase in the Exchange Offer), (c) the termination of IHS’s existing revolving facility and term loan and Markit’s existing multi-currency revolving credit facility and (d) the entry into the New Credit Facilities.

	As of February 29, 2016	As of February 29, 2016
	Actual IHS (unaudited)	Pro forma as adjusted IHS Markit (unaudited)
	(in millions)

Cash and cash equivalents(1)	$60.5	$75.5
Total Debt:
2014 Revolving Facility(2)	$1,036.0	$—
2013 Term Loan: (2)
Tranche A-1	656.3	—
Tranche A-2	550.0	—
Bank borrowings:(3)
New Revolver(4)	—	1,173.5
New Term Loan	—	1,206.3
Share buyback	—	107.6
Existing IHS Notes	750.0	—
Existing Markit Notes	—	497.9
New IHS Markit Notes	—	750.0
Capital leases	6.0	6.0
Total debt, including current portion	2,998.3	3,741.3
Stockholders’ Equity:
Common stock	0.7	4.2
Additional paid-in capital	1,071.1	7,439.9
Treasury stock	(415.7)	—
Retained earnings(5)	1,700.3	1,625.6
Accumulated other comprehensive income / (loss)	(217.3)	(217.3)
Total stockholders’ equity	2,139.2	8,852.4
Total capitalization	$5,137.5	$12,589.5

(1)	As of February 29, 2016, approximately $52.0 million of cash and cash equivalents were held by IHS’s foreign subsidiaries. Cash held by IHS’s foreign subsidiaries could be subject to U.S. federal income tax if IHS decided to repatriate it.

(2)	See Note 4 to IHS’s unaudited consolidated financial statements for the three months ended February 29, 2016 included in its Quarterly Report on Form 10-Q filed on March 21, 2016, for a description of the 2014 Revolving Facility and 2014 Term Loan. These facilities will be terminated in connection with the Merger and related refinancing transactions.

(3)	As of February 29, 2016, on a pro forma as adjusted basis after giving effect to the Merger and related refinancing transactions, we would have had approximately $675.0 million available to be borrowed under the New Revolver, which could increase by $500.0 million subject to certain conditions.

(4)	The pro forma as adjusted amounts do not give effect to any fees incurred in connection with the refinancing transactions, which we currently estimate to be approximately $18.0 million. We plan to either use cash on hand or to draw additional amounts under the New Revolver in the amount of any fees incurred in connection with the refinancing transactions.

(5)	Does not reflect the impact of the write-off of deferred financing fees relating to the Exchange Offer, the New Revolver or the New Term Loan.

Summary of New Credit Facilities

The following is a brief description of the anticipated principal terms of IHS Markit’s New Credit Facilities. However, the final terms have not been determined and may differ from those described below.

Upon the consummation of the Merger, IHS Markit and certain of its subsidiaries plan to enter into the New Credit Agreement (the “New Credit Agreement”) with Bank of America, N.A., as administrative agent, and a syndicate of lenders party thereto, for credit facilities in an aggregate principal amount of $3,056.0 million, consisting of term loans in an aggregate principal amount of $1,206.0 million (the “New Term Loan”) and revolving credit commitments in an aggregate principal amount of $1,850.0 million (the “New Revolver”), which, in the case of the New Term Loan, is expected to be borrowed in U.S. Dollars, and which, in the case of the New Revolver and subject to certain conditions and limitations, may be borrowed in U.S. dollars, Sterling, Euros, Canadian dollars, Swiss Francs, Japanese Yen, or other freely available currencies approved by the administrative agent. Up to $50.0 million of the New Revolver will be available for letters of credit. The borrowers may, subject to certain conditions and limitations, increase the outstanding principal amount of term loans and/or revolving credit commitments outstanding under the New Credit Agreement in an aggregate principal amount not to exceed $500.0 million. The New Term Loan is anticipated to be incurred by MGHL, and, subject to certain conditions and limitations, the New Revolver may be drawn upon by MGHL, IHS Global, Inc., IHS Global S.A. and IHS Global Canada Limited, together with any additional subsidiaries of IHS Markit designated as revolving borrowers under and pursuant to the terms of the New Credit Agreement.

The obligations under the New Credit Agreement will be guaranteed by IHS Markit and certain of its subsidiaries. The combined total revenue of the subsidiaries who are guarantors plus the unconsolidated revenues of all the borrowers under the New Credit Agreement, determined quarterly on a trailing twelve month basis, must be equal to or greater than 60% of IHS Markit’s consolidated total revenue for such period. If IHS Markit is not in compliance with such guarantor coverage test, it must cause additional subsidiaries of IHS Markit to become guarantors with respect to the New Credit Agreement on the terms set forth therein. Additionally, IHS Markit must, subject to certain conditions and limitations, cause each subsidiary thereof that either (i) has a revenue of 10% or greater of IHS Markit’s consolidated revenue or (ii) guarantees (or is a borrower or issuer with respect to) certain material indebtedness of IHS Markit and its subsidiaries to become a guarantor with respect to the New Credit Agreement. The New Credit Agreement contains customary limitations on the obligations of U.S. guarantors and obligors with respect to indebtedness of non-U.S. borrowers as set forth therein.

The New Term Loans mature, and the commitments under the New Revolver terminate, after a five year term, and are unsecured. The New Term Loan may, at our option, bear interest based on an alternate base rate (equal to the highest of (a) the federal funds rate plus 0.50%, (b) Bank of America, N.A.’s “prime rate,” and (c) the Eurodollar rate plus 1.00%) or a “Eurodollar rate” (equal to the London Interbank Offered Rate (“LIBOR”) for the selected interest period, with such modifications as set forth in the New Credit Agreement), plus, in either case, an applicable margin ranging from 0.00% to 0.75%, for alternate base rate loans and ranging from 1.00% to 1.75%, for Eurodollar rate loans, with such applicable margin dependent upon, among other matters, our Leverage Ratio, which is defined as the ratio of Consolidated Funded Indebtedness to rolling four-quarter Consolidated EBITDA, each as defined and further described in the New Credit Agreement. Loans in respect of the New Revolver denominated in currencies other than U.S. Dollars bear interest similarly, and with the same margins, except the base to which such margin is added may differ from those described above, in the manner set forth in the New Credit Agreement, depending on the applicable currency. Prior to our delivery of a compliance certificate under the New Credit Agreement, after which the interest rate margins may be modified on account of our Leverage Ratio as set forth above, the applicable margin for loans under the New Credit Agreement will be 0.75% per annum for loans based on the alternate base rate (or corresponding rates for non-U.S. Dollar loans) and 1.75% per annum for loans based on the Eurodollar rate (or corresponding rates for non-U.S. Dollar loans). Additionally, our New Credit Agreement will require us to pay a fee in respect of unused revolving credit commitments under the New Revolver. Such commitment fee will initially be 0.30% per annum, and may be reduced in the future on account of our Leverage Ratio.

The New Credit Agreement will contain certain financial and other covenants, including a Maximum Leverage Ratio and a minimum Interest Coverage Ratio, as defined in the New Credit Agreement. The

New Credit Agreement requires us to maintain a Maximum Leverage Ratio of 3.75:1.00 for the three consecutive trailing twelve month test periods following the Merger, and 3.50:1.00 thereafter, and a minimum Interest Coverage Ratio of 3.00:1.00. Each such financial covenant will be tested quarterly, and such Leverage Ratio test is subject to modification for certain material acquisitions as set forth in the New Credit Agreement.

The New Credit Agreement limits our ability and the ability of our subsidiaries to, among other things: (i) incur or guarantee additional debt; (ii) make certain investments or acquisitions; (iii) incur certain liens; (iv) engage in certain types of fundamental change transactions; (v) make certain dispositions and asset sales; and (vi) transact with our affiliates in certain manners. In addition, the New Credit Agreement contains certain customary representations and warranties, affirmative covenants and events of default.